EXHIBIT 10.3

MASTERCARD INCORPORATED

SCHEDULE OF NON-EMPLOYEE DIRECTORS’ ANNUAL COMPENSATION

Effective May 31, 2006

ANNUAL RETAINER	AMOUNT
Service as a Director	$70,000
Service as Chairman of the Board	$105,000

COMMITTEE SERVICE RETAINER	AMOUNT
Audit Committee Member	$10,000
Human Resources and Compensation Committee Member	$5,000
Nominating and Corporate Governance Committee Member	$5,000
Audit Committee Chairperson	$20,000
Human Resources and Compensation Committee Chairperson	$10,000
Nominating and Corporate Governance Committee Chairperson	$10,000

EQUITY AWARDS(1)	AMOUNT

Director	$100,000
Chairman of the Board	$150,000

(1)	Represents a grant of deferred stock units under the MasterCard Incorporated 2006 Non-Employee Director Equity Compensation Plan (the “Plan”), adopted by stockholders of MasterCard Incorporated (the “Company”) at the annual meeting of stockholders on July 18, 2006. Pursuant to the terms of the Plan, on the date of an annual meeting of stockholders in each year for so long as the Plan remains in effect, each non-employee director who is elected at such annual meeting or whose term of office will continue after the date of such annual meeting, will automatically be awarded a number of deferred stock units determined by dividing $100,000 ($150,000 in the case of the Chairman of the Board) by the average of the high and low prices for the Company’s Class A common stock on the exchange on which the shares are principally traded for the date of such annual meeting of stockholders.